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                                                               EXHIBIT 99-B.8.73

                         SELLING AND SERVICES AGREEMENT

     THIS AGREEMENT, made and entered into as of this first day of February, 2001 by and among Aetna Investment Services, LLC ("AIS"), Aetna Life Insurance and Annuity Company ("ALIAC") (collectively, "Aetna"), and Legg Mason Wood Walker, Inc. ("Distributor"), acting as agent for the registered open-end management investment companies whose shares are or may be underwritten by Distributor (each a "Fund" or collectively the "Funds").

     WHEREAS, Distributor acts as principal underwriter for the Funds;

     WHEREAS, AIS distributes shares of investment companies to certain plans under Sections 401 or 457 of the Internal Revenue Code of 1986, as amended ("Code"), custodial accounts under Section 403(b)(7) or 408 of the Code, and certain nonqualified deferred compensation arrangements (collectively, "Plans"); and

     WHEREAS, ALIAC is an insurance company that provides various recordkeeping and other administrative services to Plans; and

     WHEREAS, ALIAC will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds.

     NOW, THEREFORE, it is agreed as follows:

1.   INVESTMENT OF PLAN ASSETS.

     AIS represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan ("Nominee") in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan ("Plan Representative") upon the direction of a Plan participant or beneficiary ("Participant"). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

2.   OMNIBUS ACCOUNT.

     The parties agree that a single omnibus account held in the name of the Nominee shall be maintained for those Plan assets directed for investment in the Funds ("Account"). ALIAC as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the Account in accordance with the Agreement.

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3.   PRICING INFORMATION, ORDERS, SETTLEMENT.

     (a) Distributor will make shares available to be purchased by the Nominee on behalf of the Account at the net asset value applicable to each order; provided, however, that the Plans meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds' prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Plans in such quantity and at such time determined by AIS or the Nominee to correspond with investment instructions received by AIS from Plan Representatives or Participants.

     (b) Distributor agrees to furnish or cause to be furnished to AIS for each
Fund: (i) confirmed net asset value information as of the close of trading (currently 4:00 p.m., East Coast time) on the New York Stock Exchange ("Close of Trading") on each business day that the New York Stock Exchange is open for business ("Business Day") or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund's name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Distributor shall use its best efforts to provide or cause to be provided to AIS such information by 6:30 p.m., East Coast time, but in no event later than 7:00 p.m. East Coast time, absent extrordinary circumstances. In the event of an anticipated delay past 7:00 p.m., Distributor shall notify AIS by 7:00 p.m. of such delay.

     (c) AIS, as agent for the Funds for the sole purposes expressed herein shall receive from Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day: (i) orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee ("Instructions"), (ii) transmit to Distributor such Instructions no later than 9:00 a.m., East Coast time on the next following Business Day, and (iii) upon acceptance of any such Instructions, communicate such acceptance to the Plan Representatives or Plan Participants, as appropriate ("Confirmation"). The Business Day on which such Instructions are received in proper form by AIS and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions. Instructions received in proper form by AIS and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. AIS agrees that all Instructions received by AIS, which will be transmitted to Distributor for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day.

     (d) AIS will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor, as soon as possible, but in any event no later than 4:00 p.m.,

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East Coast time on the Business Day following the Business Day as of which such purchase orders are made in conformance with Section 3(c).

     (e) Distributor or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by AIS, as soon as possible, but in any event no later than 4:00 p.m. East Coast time on the same Business Day as of which such redemption orders are received by the Distributor in conformance with Section 3(c).

     (f) In lieu of applicable provisions set forth in paragraphs 3(a) through 3(e) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement.

     (g) Upon Distributor's request, AIS shall provide copies of historical records relating to transactions between the Funds and the Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. AIS also agrees that AIS will permit Distributor or the Funds, or any duly designated representative to have reasonable access to AIS's personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

     (h) AIS shall assume responsibility as herein described for any loss to Distributor or to a Fund caused by a cancellation or correction made to an Instruction by a Plan Representative or Participant subsequent to the date as of which such Instruction has been received by AIS and originally relayed to Distributor, and AIS will immediately pay such loss to Distributor or such Fund upon AIS's receipt of written notification, with supporting data.

     (i) Distributor shall indemnify and hold Aetna harmless, from the effective date of this Agreement, against any amount Aetna is required to pay to Plans, Plan Representatives, or Participants due to: (i) an incorrect calculation of a Fund's daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by Aetna, with supporting data, to Distributor. In addition, the Distributor shall be liable to Aetna for systems and out of pocket costs incurred by Aetna in making a Plan's or a Participant's account whole, if such costs or expenses are a result of the Distributor's failure to provide timely or correct net asset values, dividend and capital gains or financial information and if such information is not corrected by 4:00 p.m. East Coast time of the next business day after releasing such

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incorrect information provided the incorrect NAV as well as the correct NAV for each day that the error occurred is provided. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Plan's or a Participant's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

     (j) Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible.

4.   SERVICING FEES.

     The provision of shareholder and administrative services to the Plans shall be the responsibility of AIS, ALIAC or the Nominee and shall not be the responsibility of Distributor. The Nominee will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay to ALIAC a servicing fee as set forth in Schedule A.

5.   DISTRIBUTION FEES.

     To compensate AIS for its distribution of Fund Shares, Distributor shall make payments to AIS as set forth in Schedule A.

6.   EXPENSES.

     Distributor shall make available for reimbursement certain out-of-pocket expenses ALIAC incurs in connection with providing shareholder services to the Plans. These expenses include all reasonable costs incurred by ALIAC associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage). Except as otherwise agreed in writing, Aetna shall bear all other expenses incidental to the performance of the services described herein. Distributor shall, however, ship at its own expense to a central location as designated by Aetna, sufficient copies of relevant prospectuses for all Participants making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by Aetna to disseminate to Plan participants who purchase shares of the Funds.

7.   TERMINATION.

This Agreement shall terminate as to the maintenance of the Account:

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     (a) At the option of either Aetna or Distributor upon six (6) months advance written notice to the other parties;

     (b) At the option of Aetna, if shares of the Funds are not available for any reason to meet the investment requirements of the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

     (c) At the option of either AIS or Distributor, upon institution of formal disciplinary or investigative proceedings against AIS, Distributor or the Funds by the National Association of Securities Dealers, Inc. ("NASD"), SEC, or any other regulatory body;

     (d) At the option of Distributor, if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement;

     (e) At the option of Aetna, upon termination of the agreement between any adviser and the Fund; written notice of such termination shall be promptly furnished to Aetna;

     (f) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that AIS and ALIAC may assign, without consent of Distributor, their respective duties and responsibilities under this Agreement to any of their affiliates, and provided, further, that AIS or ALIAC may enter into subcontracts with other dealers for the solicitation of sales of shares of the Funds to Plans with assets of $3.5 million or more without the consent of Distributor;

     (g) If the Fund's shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Plans; provided, however, that prompt notice shall be given by any party should such situation occur; or

     (h) Upon thirty (30) days written notice to Distributor and Aetna, at the option of the Board of Directors of any Fund, by vote of those whose members of the Board who are not "interested person" of the Fund, or by vote of a majority of the outstanding voting securities of any Fund.

8.   CONTINUATION OF AGREEMENT.

     Termination as the result of any cause listed in Section 7 hereof shall not affect the Funds' respective obligations to continue to maintain the Account as an investment option for Plans electing to invest in the Funds prior to the termination of this Agreement; however, Distributor's obligation to pay the fees to Aetna described in Sections 4 and 5 hereof shall terminate if the applicable Fund's 12b-1 Plan is terminated.

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9.   ADVERTISING AND RELATED MATERIALS.

     (a) Advertising and literature with respect to the Funds prepared by AIS or the Nominee or its agents for use in marketing shares of the Funds to the Plans (except any material that simply lists the Funds' names) shall be submitted to Distributor for review and approval before such material is used with the general public or any Plan, Plan Representative, or Participant. Distributor shall advise the submitting party in writing within three (3) Business Days of receipt of such materials of its approval or disapproval of such materials.

     (b) Distributor will provide to Aetna at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities.

         (c) Distributor will provide via Excel spreadsheet diskette format or in electronic transmission to Aetna at least quarterly portfolio information necessary to update Fund profiles with seven business days following the end of each quarter.

10.  PROXY VOTING.

     Aetna or the Nominee will distribute to Plan Representatives or Participants all proxy materials furnished by Distributor or its designees for the Funds. Aetna and the Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

11.  INDEMNIFICATION.

     (a) Aetna agrees to indemnify and hold harmless the Funds, Distributor and each of their directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 ("1933 Act") against any losses, claims, damages or liabilities to which the Funds, Distributor or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by ALIAC under this Agreement, or (ii) result from a breach of a material provision of this Agreement. Aetna will reimburse any legal or other expenses reasonably incurred by Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Aetna will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

     (b) Distributor agrees to indemnify and hold harmless each of AIS and ALIAC, the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls AIS and ALIAC and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which AIS or ALIAC, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by AIS or ALIAC, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of AIS or ALIAC, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

12.  REPRESENTATIONS AND WARRANTIES.

     (a) Representations of ALIAC. ALIAC represents and warrants:

     (i) that it (1) is a life insurance company organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and

                                        7
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will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

     (ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

     (b) Representations of AIS. AIS represents and warrants:

     (i) that it (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

     (ii) that it (1) is a limited liability company duly organized under the laws of the State of Delaware , (2) is in good standing in that jurisdiction,
(3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

     (iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants; and

     (iv) that it will not, without the written consent of Distributor, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by either the Fund or Distributor.

     (c) Representations of Distributor. Distributor represents and warrants:

     (i) that the Funds (1) are in material compliance with all applicable federal, state and securities laws, and (2) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

     (ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

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     (iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Distributor will notify AIS and ALIAC immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

     (iv) that Distributor (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

     (v) that Distributor (1) is a corporation duly organized under the laws of the State of Maryland, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement

13.  GOVERNING LAW.

     This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of Connecticut without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

14.  MISCELLANEOUS.

     (a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

     (b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

     To AIS/ALIAC:

        Aetna Investment Services LLC/Aetna Life Insurance and Annuity Company 151 Farmington Avenue
        Hartford, CT 06156
        Attention: Julie E. Rockmore, Counsel
        (860) 273-4686

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     To Distributor:

        Legg Mason Wood Walker, Inc.
        100 Light Street
        Baltimore, MD 21202
        Attention: Legal and Compliance

Any notice, demand or other communication given in a manner prescribed in this Subsection (b) shall be deemed to have been delivered on receipt.

     (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     (d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     (e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     (f) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

AETNA LIFE INSURANCE AND                            AETNA INVESTMENT
ANNUITY COMPANY                                     SERVICES, LLC

By                                                  By
  -----------------------                             --------------------------
Name                                                Name
    ---------------------                               ------------------------
Title                                               Title
     --------------------                                -----------------------
LEGG MASON WOOD WALKER, INC.

By
  -----------------------
Name
    ---------------------
Title
     --------------------

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                                   SCHEDULE A

                                  FEES TO AETNA

     SERVICING FEES AND DISTRIBUTION FEES

     As provided in Section 4 and 5 of the Agreement, Distributor shall pay servicing fees and distribution fees to ALIAC and AIS in the aggregate amounts shown below. AIS and ALIAC intend to split the fees as follows: for both Primary and Financial Intermediary Classes of Shares, 25 bp to ALIAC; and the remainder to AIS. Distributor will make such payments within 30 days after the end of each calendar quarter, accompanied by a statement showing the calculation of the fee payable for the quarter and such other supporting data as may be reasonably requested by Aetna. Distributor may at its election make one aggregate payment to Aetna.

A.   FINANCIAL INTERMEDIARY CLASS SHARES:

     An annual rate of ____% (____% quarterly) of the average net assets invested in all shares of Financial Intermediary Class Shares of the Funds through ALIAC's arrangements with Plans in each calendar quarter. With respect to Legg Mason's equity and balanced funds, this amount will be increased to an annual rate of ___% upon each mutual fund's Board of Directors approval regarding payment of up to ___% attributable to the Financial Intermediary Class of Shares.

B.   PRIMARY CLASS SHARES:

     An annual rate as set forth below of the average net assets invested in all shares of the Primary Class Shares of the Funds through all Aetna products (including the business described in the Participation Agreement between ALIAC and Distributor) in each calendar quarter:

       AVERAGE NET ASSETS IN ALL PRIMARY                           ANNUAL RATE FOR
            SHARES IN THE AGGREGATE                             EQUITY/BALANCED FUNDS
       Amounts up to $100 million                                       ___%
       Amounts between $100-$250 million                                ___%
       Amounts between $250-$400 million                                ___%
       Amounts greater than $400 million                                ___%

       AVERAGE NET ASSETS IN ALL PRIMARY                       ANNUAL RATE FOR FIXED
            SHARES IN THE AGGREGATE                                    FUNDS
       Amounts up to $100 million                                       ___%
       Amounts between $100-$250 million                                ___%
       Amounts between $250-$400 million                                ___%
       Amounts greater than $400 million                                ___%

                                       11
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                                    EXHIBIT I
                                       TO
                         SELLING AND SERVICES AGREEMENT

PROCEDURES FOR PRICING AND ORDER/SETTLEMENT THROUGH NATIONAL SECURITIES CLEARING
 CORPORATION'S MUTUAL FUND PROFILE SYSTEM AND MUTUAL FUND SETTLEMENT, ENTRY AND
                        REGISTRATION VERIFICATION SYSTEM

1. As provided in Section 3(f) of the Selling and Services Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

(a) Distributor or the Funds will furnish to AIS or its affiliate through NSCC's Mutual Fund Profile System ("MFPS") (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to AIS or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and AIS or its affiliate.

(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, AIS or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by AIS or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to AIS' or its affiliate's compliance with the foregoing, AIS or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by AIS or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by AIS or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c) AIS or its affiliate will wire payment for net purchase orders by the Fund's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by AIS or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by AIS or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e) With respect to (c) or (d) above, if Distributor does not send a confirmation of AIS's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f) If on any day AIS or its affiliate or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or to AIS or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g) These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. AIS or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

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